SUB-ITEM 77D:  Policies with respect to security investments.

          (a) The response to sub-item 77D(a) with respect to changes in the types of securities in which the Flexible Income Fund (formerly the Long-Term Bond Fund) and Plus Bond Fund (formerly the Intermediate-Term Bond
          Fund) may invest (including the proportion of each respective Fund's assets that may be invested in each type of security), is incorporated by reference herein to Registrant's Post-Effective Amendment No. 52 to Registrant's Registration Statement on Form N-1A (Nos. 2-75677 and 811-3373) as filed with the Commission on September 29, 2000 and which Amendment became effective on October 1, 2000.

          (g) The response to sub-item 77D(g) with respect to material changes in other investment policies of the Flexible Income Fund (formerly the Long-Term Bond Fund) and Plus Bond Fund (formerly the Intermediate-Term Bond
          Fund) that are set forth in the Registrant's charter, code of regulations or prospectus, is incorporated by reference herein to Registrant's Post-Effective Amendment No. 52 to Registrant's Registration Statement on Form N-1A (Nos. 2-75677 and 811-3373) as filed with the Commission on September 29, 2000 and which Amendment became effective on October 1, 2000.